Exhibit 9.2

MANAGEMENT STOCKHOLDERS AGREEMENT

among

LCE Holdings, Inc.

LCE Intermediate Holdings, Inc.

LCE Holdco LLC

Loews Cineplex Entertainment Corporation

and

Certain Stockholders and Management Optionholders and Stockholders of

LCE Holdings, Inc. and LCE Intermediate Holdings, Inc.

from time to time party hereto.

Dated as of January 12, 2005

TABLE OF CONTENTS

1. DEFINITIONS	2
1.1. Definitions	2

2. RESTRICTED ACTIONS	2
2.1. CEO Director	2
2.2. Significant Transactions	2
2.3. Consent to Amendment	2
2.4. The Company and Midco	2
2.5. Period	3

3. TRANSFER RESTRICTIONS	3
3.1. Transfers Allowed	3
3.1.1 Permitted Transferees	3
3.1.2 Tag Along and Drag Along	3
3.2. Certain Transferees to Become Parties	3
3.3. Impermissible Transfer	3
3.4. Notice of Transfer	3
3.5. Period	3

4. “TAG ALONG” AND “DRAG ALONG” RIGHTS	4
4.1. Tag Along	4
4.1.1 Notice	4
4.1.2 Exercise	4
4.1.3 Irrevocable Offer	5
4.1.4 Reduction of Shares Sold	5
4.1.5 Additional Compliance	5
4.2. Drag Along	6
4.2.1 Exercise	6
4.3. Miscellaneous	7
4.3.1 Certain Legal Requirements	7
4.3.2 Further Assurances	7
4.3.3 Sale Process	8
4.3.4 Treatment of Options, Warrants and Convertible Securities	8
4.3.5 Expenses	8
4.3.6 Closure	8
4.3.7 Termination of Rights	9

5. CALL OPTIONS	9
5.1. Termination	9
5.1.2 Notices; Investors’ Rights, Etc.	10
5.2. Cash Payments	10
5.3. Closing	10
5.4. Acknowledgment	11
5.5. Period	11

6. RIGHT OF PARTICIPATION	11
6.1. Right of Participation	11
6.1.1 Offer	11
6.1.2 Exercise	12

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6.1.3 Other Securities	13
6.1.4 Certain Legal Requirements	13
6.1.5 Further Assurances	13
6.1.6 Expenses	14
6.1.7 Closing	14
6.2. Post-Issuance Notice	14
6.3. Excluded Transactions	15
6.4. Certain Provisions Applicable to Options, Warrants and Convertible Securities	15
6.5. Acquired Shares	16
6.6. Period	16

7. REMEDIES	16
7.1. Generally	16
7.2. Deposit	16

8. LEGENDS	17
8.1. Restrictive Legend	17
8.2. 1933 Act Legends	17
8.3. Stop Transfer Instruction	17
8.4. Termination of 1933 Act Legend	17

9. AMENDMENT, TERMINATION, ETC.	18
9.1. Oral Modifications	18
9.2. Written Modifications	18
9.3. Effect of Termination	18

10. DEFINITIONS	18
10.1. Certain Matters of Construction	18
10.2. Definitions	18

11. MISCELLANEOUS	26
11.1. Authority: Effect	26
11.2. Notices	26
11.3. Binding Effect, Etc.	28
11.4. Descriptive Heading	28
11.5. Counterparts	28
11.6. Severability	28
11.7. No Recourse	29
11.8. Obligations of Company, Midco, Holdco and Acquisition	29

12. GOVERNING LAW	29
12.1. Governing Law	29
12.2. Consent to Jurisdiction	29
12.3. WAIVER OF JURY TRIAL	30
12.4. Exercise of Rights and Remedies	30

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MANAGEMENT STOCKHOLDERS AGREEMENT

This Management Stockholders Agreement (the “Agreement”) is made as of January     , 2005 by and among:

(i)	LCE Holdings, Inc., a Delaware corporation (together with its successors and permitted assigns, the “Company”);

(ii)	LCE Intermediate Holdings, Inc., a Delaware corporation (together with its successors and permitted assigns, “Midco”);

(iii)	LCE Holdco LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Holdco”);

(iv)	Loews Cineplex Entertainment Corporation, a Delaware corporation (together with its successors and permitted assigns, “Loews”);

(v)	each person executing this Agreement or the Investor Stockholders Agreement and listed as an Investor on the signature pages hereto or thereto (collectively with their Permitted Transferees, the “Investors”); and

(vi)	Each optionholder and stockholder of the Company and Midco listed on the signature pages hereto and that from time to time become party hereto (collectively with their Permitted Transferees, the “Management Stockholders” or “Managers”).

RECITALS

WHEREAS, the Company was formed for the purpose of acquiring (the “Acquisition”), indirectly through one or more subsidiaries, pursuant to a Stock Purchase Agreement, dated as of June 18, 2004 (the “Acquisition Agreement”), among the Company, Loews and the other persons identified therein, all outstanding shares of Loews;

WHEREAS, certain managers of the Company and its subsidiaries now desire to purchase, and the Company desires to sell to such managers, shares of Common Stock and Preferred Stock;

WHEREAS, Options (as defined below) are being, and may continue to be, issued to managers pursuant to the Company’s and Midco’s 2004 Management Stock Option Plan;

WHEREAS, in connection with the purchase of such securities and the issuance of Options, the Company, Midco, Holdco, Loews, the Investors and the Managers named herein desire to enter into this Agreement; and

WHEREAS, the parties believe that it is in the best interests of the Company, Midco, Loews, the Mangers and the Investors to set forth their agreements on certain matters.

AGREEMENT

Therefore, the parties hereto hereby agree as follows:

1. DEFINITIONS.

1.1. Definitions. Certain terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Section 11 hereof.

2. RESTRICTED ACTIONS.

2.1. CEO Director. Each Management Stockholder agrees to cast all votes to which such Management Stockholder is entitled in respect of the Shares, whether at any annual or special meeting, by written consent or otherwise, (a) to elect the Chief Executive Officer of Loews to the Board of the Company pursuant to Section 4.5.2 of the Company’s certificate of incorporation (the “CEO Director”) and (b) to remove the CEO Director if at any time the person serving as CEO Director ceases to be the Chief Executive Officer of Loews.

2.2. Significant Transactions. Each Management Stockholder agrees to cast all votes to which such Management Stockholder is entitled in respect of the Shares, whether at any annual or special meeting, by written consent or otherwise, in such manner as the Requisite Stockholder Majority may instruct by written notice to approve any sale, recapitalization, merger, consolidation, reorganization or any other transaction or series of transactions involving the Company or its subsidiaries (or all or any portion of their respective assets) in connection with, or in furtherance of, the exercise by the Requisite Stockholder Majority of their rights under Section 4.2. Each Management Stockholder hereby grants to the Company an irrevocable proxy coupled with an interest to vote, including in any action by written consent, such Management Stockholder’s Shares in accordance with such Management Stockholder’s agreements contained in this Section 2.2, which proxy shall be valid and remain in effect until the provisions of this Section 2.2 expire pursuant to Section 2.5.

2.3. Consent to Amendment. Each Management Stockholder agrees to cast all votes to which such Management Stockholder is entitled in respect of the Company Shares, whether at any annual or special meeting, by written consent or otherwise, in such manner as the Requisite Stockholder Majority may instruct by written notice to increase the number of authorized shares of Class A-4 Common Stock to the extent necessary to permit the Company to comply with the provisions of its certificate of incorporation with respect to the conversion of shares of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock and Class L Common Stock into shares of Class A-4 Common Stock. Each Management Stockholder hereby grants to each member of such Requisite Stockholder Majority an irrevocable proxy coupled with an interest to vote, including in any action by written consent, such Management Stockholder’s Shares in accordance with such Management Stockholder’s agreements contained in this Section 2.3, which proxy shall be valid and remain in effect until the provisions of this Section 2.3 expire pursuant to Section 2.5.

2.4. The Company and Midco. The Company and Midco will not give effect to any action by any Management Stockholder or any other Person which is in contravention of this Section 2.

2.5. Period. Each of the foregoing provisions of this Section 2 shall expire upon a Change of Control.

3. TRANSFER RESTRICTIONS.

3.1. Transfers Allowed. Until the expiration of the provisions of this Section 3, no Management Stockholder shall Transfer any of such Management Stockholder’s Shares to any other Person except as follows:

3.1.1 Permitted Transferees. Without regard to any other restrictions on transfer contained elsewhere in this Agreement, any Management Stockholder may Transfer any or all of such Shares to such Management Stockholder’s Permitted Transferees; and such Permitted Transferees shall be deemed to be Management Stockholders hereunder.

3.1.2 Tag Along and Drag Along. A Participating Seller may Transfer Shares pursuant to and in accordance with the provisions of Sections 4.1 and 4.2 without regard to any other restrictions on transfer contained elsewhere in this Agreement.

3.2. Certain Transferees to Become Parties. Any transferee receiving Shares in a Transfer pursuant to Section 3.1.1 shall become a Management Stockholder, party to this Agreement and subject to the terms and conditions of, and be entitled to enforce, this Agreement to the same extent, and in the same capacity, as the Person that Transfers such Shares to such transferee. Prior to the Transfer of any Shares to any transferee pursuant to Section 3.1.1, and as a condition thereto, each Management Stockholder effecting such Transfer shall (x) cause such transferee to deliver to the Company and each of the Investors its written agreement, in form and substance reasonably satisfactory to the Company, to be bound by the terms and conditions of this Agreement to the extent described in the preceding sentence and (y) remain directly liable for the performance by such Permitted Transferee of all obligations of such transferee under this Agreement.

3.3. Impermissible Transfer. Any attempted Transfer of Shares not permitted under the terms of this Section 3 shall be null and void, and neither the Company nor Midco shall in any way give effect to any such impermissible Transfer.

3.4. Notice of Transfer. To the extent any Management Stockholder or Permitted Transferee shall Transfer any Shares, such Management Stockholder or Permitted Transferee shall, within three Business Days following consummation of such Transfer, deliver notice thereof to the Company and each Investor.

3.5. Period. Each of the foregoing provisions of this Section 3 shall expire upon the earlier of (a) a Change of Control or (b) the closing of the Initial Public Offering.

4. “TAG ALONG” AND “DRAG ALONG” RIGHTS.

4.1. Tag Along. If any Prospective Selling Stockholder proposes to Sell any Shares to any Prospective Buyer(s) that is not a Permitted Transferee (as defined in the Investor Stockholders Agreement) in a Transfer that is not an Excepted Transfer:

4.1.1 Notice. The Prospective Selling Stockholder shall, prior to any such proposed Transfer, deliver a written notice (the “Tag Along Notice”) to each Management Stockholder (each, a “Tag Along Holder”). The Tag Along Notice shall include:

(a) the principal terms and conditions of the proposed Sale, including (i) the number and class of the Shares to be purchased from the Prospective Selling Stockholder, (ii) the fraction(s) expressed as a percentage, determined by dividing the number of Shares of each class to be purchased from the Prospective Selling Stockholder by the total number of Shares of each such class held by the Prospective Selling Stockholder (for each class, the “Tag Along Sale Percentage”) (it being understood that the Company shall reasonably cooperate with the Prospective Selling Stockholder in respect of the determination of each applicable Tag Along Sale Percentage), (iii) the per share purchase price or the formula by which such price is to be determined and the payment terms, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof, (iv) the name and address of each Prospective Buyer and (v) the proposed Transfer date; and

(b) an invitation to each Tag Along Holder to make an offer to include in the proposed Sale to the applicable Prospective Buyer(s) Shares of the same class(es) being sold by the Prospective Selling Stockholder held by such Tag Along Holder (not in any event to exceed the Tag Along Sale Percentage of the total number of Shares of the applicable class held by such Tag Along Holder), on the same terms and conditions (subject to Section 4.3.4 in the case of Options, Warrants and Convertible Securities and subject to Section 4.3.1 under all circumstances), with respect to each Share Sold, as the Prospective Selling Stockholder shall Sell each of its Shares. For purposes of this Section 4, the Class A Common Stock will be treated as a single class and, subject to Section 4.3.4, all Options, Warrants and Convertible Securities will be treated as the same class of Shares for which they may be exercised.

4.1.2 Exercise. Within ten (or five, if the proposed Transfer is also the subject of a currently effective Sale Notice under Section 4.4 of the Investor Stockholder Agreement) Business Days after the date of delivery of the Tag Along Notice (such date the “Tag Along Deadline”), each Tag Along Holder desiring to make an offer to include Shares in the proposed Sale (each a “Participating Seller” and, together with the Prospective Selling Stockholder, collectively, the “Tag Along Sellers”) shall deliver a written notice (the “Tag Along Offer”) to the Prospective Selling Stockholder indicating the number of Shares which such Participating Seller desires to have included in the proposed Sale (subject to the limitation set forth in Section 4.1.1(b)). Each Tag Along Holder who does not make a Tag Along Offer in compliance with the above requirements, including the time period, shall be deemed to have waived all of such holder’s rights to participate in such Sale, and the Tag Along Sellers shall thereafter be free to Sell to the Prospective Buyer, at a per share price no greater than the per share price set forth in the Tag Along Notice and on other principal terms and conditions which are not materially more favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, without any further obligation to such non-accepting Tag Along Holder pursuant to this Section 4.1.

4.1.3 Irrevocable Offer. The offer of each Participating Seller contained in such holder’s Tag Along Offer shall be irrevocable, and, to the extent such offer is accepted, such Participating Seller shall be bound and obligated to Sell in the proposed Sale on the same terms and conditions, with respect to each Share Sold (subject to Section 4.3.4 in the case of Options, Warrants and Convertible Securities), as the Prospective Selling Stockholder, up to such number of Shares as such Participating Seller shall have specified in such holder’s Tag Along Offer; provided, however, that if the principal terms of the proposed Sale change with the result that the per share price shall be less than the per share price set forth in the Tag Along Notice or the other principal terms and conditions shall be materially less favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, the Prospective Seller shall provide written notice thereof to each Participating Seller and each Participating Seller shall be permitted to withdraw the offer contained in such holder’s Tag Along Offer by written notice to the Prospective Selling Stockholder within three Business Days of delivery of such written notice from the Prospective Selling Stockholder and upon such withdrawal shall be released from such holder’s obligations thereunder.

4.1.4 Reduction of Shares Sold. The Prospective Selling Stockholder shall attempt to obtain the inclusion in the proposed Sale of the entire number of Shares which each of the Tag Along Sellers requested to have included in the Sale (as evidenced in the case of the Prospective Selling Stockholder by the Tag Along Notice and in the case of each Participating Seller by such Participating Seller’s Tag Along Offer). In the event the Prospective Selling Stockholder shall be unable to obtain the inclusion of such entire number of Shares in the proposed Sale, the number of Shares to be sold in the proposed Sale shall be allocated among the Tag Along Sellers in proportion, as nearly as practicable, as follows:

(a) there shall be first allocated to each Tag Along Seller a number of Shares equal to the lesser of (i) the number of Shares offered (or proposed, in the case of the Prospective Selling Stockholder) to be included by such Tag Along Seller in the proposed Sale pursuant to this Section 4.1, and (ii) a number of Shares equal to such Tag Along Seller’s Pro Rata Portion; and

(b) the balance, if any, not allocated pursuant to clause (a) above shall be allocated to the Prospective Selling Stockholder, or in such other manner as the Prospective Selling Stockholder may otherwise agree (it being understood that no Tag Along Seller will be obligated to sell more Shares than it offered to sell in the proposed Sale).

4.1.5 Additional Compliance. If, prior to consummation, the terms of the proposed Sale shall change with the result that the per share price to be paid in such proposed Sale shall be greater than the per share price set forth in the Tag Along Notice or the other principal terms of such proposed Sale shall be materially more favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be delivered, and the terms and provisions of this Section 4.1 separately complied with, in order to consummate such proposed Sale pursuant to this Section 4.1; provided, however, that in the case of such a separate Tag Along Notice, the applicable period to which reference is made in Section 4.1.2 shall be three Business Days and two Business Days, respectively. In addition, if the Prospective Selling Stockholders have not completed the proposed Sale by the end of the 180th day after the date of delivery of (a) if the proposed Transfer is also the subject of a currently effective Sale Notice under Section 4.4 of the Investor Stockholders Agreement, such Sale Notice, and (b) otherwise, the Tag Along Notice, each Participating Seller shall be released from such holder’s obligations under such holder’s Tag Along Offer, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be delivered, and the terms and provisions of this Section 4.1 separately complied with, in order to consummate such proposed Sale pursuant to this Section 4.1, unless the failure to complete such proposed Sale resulted from any failure by any Participating Seller to comply with the terms of this Section 4.1.

4.2. Drag Along. Each Management Stockholder hereby agrees, if requested by the Requisite Stockholder Majority, to Sell the same percentage (the “Drag Along Sale Percentage”) of the total number of each class of such Shares that is proposed to be sold by the Prospective Selling Stockholders to a Prospective Buyer in a Change of Control (in one transaction or a series of related transactions), in the manner and on the terms set forth in this Section 4.2; provided, however, that this Section 4.2 shall not apply to a Change of Control if (x) such Prospective Buyer is a member of an Investor Group or an Affiliate of any such member and (y) such Change of Control has not been approved by vote or written consent of the Principal Investor Majority. For purposes of this Section 4.2, the Class A Common Stock will be treated as a single class and, subject to Section 4.3.4, all Options, Warrants and Convertible Securities will be treated as the same class of Shares for which they may be exercised. All Shares and Management Shares to be sold to the Prospective Buyer shall be included in determining whether or not a proposed transaction constitutes a Change of Control.

4.2.1 Exercise. The Prospective Selling Stockholders shall deliver a written notice (the “Drag Along Notice”) to each Management Stockholder at least five Business Days prior to the consummation of the Change of Control transaction. The Drag Along Notice shall set forth the principal terms and conditions of the proposed Sale, including (a) the number and class of Shares to be acquired from the Prospective Selling Stockholders, (b) the Drag Along Sale Percentage for each class, (c) the per share consideration to be received in the proposed Sale for each class, (d) the name and address of the Prospective Buyer and (e) if known, the proposed Transfer date. If the Prospective Selling Stockholders consummate the proposed Sale to which reference is made in the Drag Along Notice, each Management Stockholder (each, a “Participating Seller,” and, together with the Prospective Selling Stockholders, collectively, the “Drag Along Sellers”) shall: (i) be bound and obligated to Sell the Drag Along Sale Percentage of such holder’s Shares of each class in the proposed Sale on the same terms and conditions, with respect to each Share Sold (subject to Section 4.3.4 in the case of Options, Warrants and Convertible Securities) as the Prospective Selling Stockholders shall Sell each Share in the Sale (subject to Section 4.3.4 in the case of Options, Warrants and Convertible Securities and subject to Section 4.3.1 under all circumstances); and (ii) except as provided in Section 4.3.1, shall receive the same form and amount of consideration per

Share to be received by the Prospective Selling Stockholders for the corresponding class of Shares (on an as converted basis, in the case of Convertible Securities). Except as provided in Section 4.3.1, if any holders of Shares of any class are given an option as to the form and amount of consideration to be received, all holders of Shares of such class will be given the same option. Unless otherwise agreed by each Drag Along Seller, any non-cash consideration shall be allocated among the Drag Along Sellers pro rata based upon the aggregate amount of consideration to be received by such Drag Along Sellers. If at the end of the 180th day after the date of delivery of the Drag Along Notice the Prospective Selling Stockholders have not completed the proposed Sale, the Drag Along Notice shall be null and void, each Participating Seller shall be released from such holder’s obligation under the Drag Along Notice and it shall be necessary for a separate Drag Along Notice to be delivered and the terms and provisions of this Section 4.2 separately complied with, in order to consummate such proposed Sale pursuant to this Section 4.2.

4.3. Miscellaneous. The following provisions shall be applied to any proposed Sale to which Sections 4.1 or 4.2 applies:

4.3.1 Certain Legal Requirements. In the event the consideration to be paid in exchange for Shares in a proposed Sale pursuant to Section 4.1 or Section 4.2 includes any securities, and the receipt thereof by a Participating Seller would require under applicable law (a) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities where such registration or qualification is not otherwise required for the Sale by the Prospective Selling Stockholder(s) or (b) the provision to any Tag Along Seller or Drag Along Seller of any specified information regarding such securities or the issuer thereof that is not otherwise required to be provided for the Sale by the Prospective Selling Stockholder(s), then such Participating Seller shall not have the right to Sell Shares in such proposed Sale. In such event, the Prospective Selling Stockholder(s) shall have the obligation to cause to be paid to such Participating Seller in lieu thereof, against surrender of the Shares (in accordance with Section 4.3.6 hereof) which would have otherwise been Sold by such Participating Seller to the Prospective Buyer in the proposed Sale, an amount in cash equal to the Fair Market Value of such Shares as of the date such securities would have been issued in exchange for such Shares.

4.3.2 Further Assurances. Each Participating Seller shall take or cause to be taken all such actions as may be necessary or reasonably desirable in order expeditiously to consummate each Sale pursuant to Section 4.1 or Section 4.2 and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Prospective Selling Stockholder(s) and the Prospective Buyer; provided, however, that Participating Sellers shall be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the Prospective Buyer solely to the extent provided in the immediately following sentence. Without limiting the generality of the foregoing, each Participating Seller agrees to execute and deliver such agreements as may be reasonably specified by the Prospective Selling Stockholder(s) to which such Prospective Selling Stockholder(s) will also be party, including agreements to (a) (i) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Shares and the power, authority and legal right to Transfer such Shares, the absence of any Adverse Claim with respect to such Shares and the non-contravention of other agreements and (ii) be liable as to such representations, warranties, covenants and other agreements, in each case to the same extent (but with respect to its own Shares) as the Prospective Selling Stockholder(s), and (b) in the case of a Sale pursuant to Section 4.1 or 4.2, be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its subsidiaries; provided, however, that the aggregate amount of liability described in this clause (b) in connection with any Sale of Shares shall not exceed the lesser of (i) such Participating Seller’s pro rata portion of any such liability, to be determined in accordance with such Participating Seller’s portion of the aggregate proceeds to all Participating Sellers and Prospective Selling Stockholder(s) in connection with such Sale or (ii) the proceeds to such Participating Seller in connection with such Sale.

4.3.3 Sale Process. The Requisite Stockholder Majority, in the case of a proposed Sale pursuant to Section 4.2, or the Prospective Selling Stockholder, in the case of a proposed Sale pursuant to Section 4.1 shall, in their sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Sale and the terms and conditions thereof. No member of the Requisite Stockholder Majority nor any Affiliate of any such holder shall have any liability to any other Stockholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Sale except to the extent such holder shall have failed to comply with the provisions of this Section 4 and such failure shall have had a materially adverse effect on such Management Stockholder’s ability to exercise its rights pursuant to Section 4.1 or 4.2, as applicable.

4.3.4 Treatment of Options, Warrants and Convertible Securities. If any Participating Seller shall Sell Options, Warrants or Convertible Securities in any Sale pursuant to Section 4, such Participating Seller shall receive in exchange for such Options, Warrants or Convertible Securities consideration in the amount (if greater than zero) equal to the purchase price received by the Prospective Selling Stockholder(s) in such Sale for the number of shares of each class of Stock that would be issued upon exercise, conversion or exchange of such Options, Warrants or Convertible Securities less the exercise price, if any, of such Options, Warrants or Convertible Securities (to the extent exercisable, convertible or exchangeable at the time of such Sale), subject to reduction for any tax or other amounts required to be withheld under applicable law.

4.3.5 Expenses. Any costs and expenses incurred by any holder of Management Shares in connection with any proposed Sale pursuant to this Section 4 (whether or not consummated) shall be borne by such holder.

4.3.6 Closure. The closing of a Sale to which Section 4.1 or 4.2 applies shall take place (i) on the proposed Transfer date, if any, specified in the Tag Along Notice or

Drag Along Notice, as applicable (provided that consummation of any Transfer may be extended beyond such date to the extent necessary to obtain any applicable governmental approval or other required approval or to satisfy other conditions), (ii) if no proposed Transfer date was required to be specified in the Drag Along Notice, at such time as the Prospective Selling Stockholders shall specify by notice to each Participating Seller and (iii) at such place as the Prospective Selling Stockholder(s) shall specify by notice to each Participating Seller in the case of a Sale to which Section 4.2 applies. At the closing of such Sale, each Participating Seller shall deliver the certificates evidencing the Shares to be Sold by such Participating Seller, duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any liens or encumbrances, with any stock (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration.

4.3.7 Termination of Rights. All rights described in this Section 4 shall terminate immediately upon the earlier of (i) the closing of the Initial Public Offering; provided that the gross proceeds to the Company from the Initial Public Offering equal or exceed $200 million or (ii) a Change of Control.

5. CALL OPTIONS. Except as the Company (or Midco, as applicable) may otherwise agree with any Manager with respect to his Shares, upon any termination of the employment by the Company and its subsidiaries of any holder of Management Shares, the Company (or Midco, as applicable) or the Investors shall have the right to purchase all or any portion of the Management Shares which are not Options held by such holder or originally issued to such holder but held by one or more Permitted Transferees (collectively, the “Stockholder Call Group”) on the following terms (the “Call Option”):

5.1. Termination.

(a) Termination due to Death or Disability or by Company other than for Cause or by the Holder. If such termination is the result of (i) the death or disability of such holder, (ii) termination of such holder’s employment by the Company and its subsidiaries other than for Cause or (iii) termination of such holder’s employment by such holder then, in any such event, the Company (or Midco, as applicable) may purchase all or any portion of the Management Shares which are not Options held by such holder (or Permitted Transferee, if applicable) at a per Share price equal to the Fair Market Value of such Shares.

(b) Termination by Company for Cause. If such termination is the result of termination of such holder’s employment by the Company for Cause then the Company may purchase (i) all or any portion of the Management Shares which are not Options (or issued upon exercise of an Option) held by such holder (or Permitted Transferee, if applicable) (collectively, the “Purchased Management Shares”) at a per Share price equal to the Fair Market Value of such Shares and (ii) all or any portion of the Management Shares which were issued upon exercise of an Option held by such holder (or Permitted Transferee, if applicable) (collectively, the “Option Shares”) at a per Share price equal to the lesser of the cost or the Fair Market Value of such Shares.

5.1.2 Notices; Investors’ Rights, Etc.

(a) Any Call Option may be exercised by the Company (or Midco, as applicable) by delivery of written notice thereof (the “Call Notice”) to all members of the applicable Stockholder Call Group not later than the later of (i) the 80th day after the last day on which any Options held by such Manager are exercisable (a “Call Option Exercise Period”) and (ii) the 60th day after the termination of such Manager’s employment by the Company or any of its subsidiaries. The Call Notice shall state that the Company (or Midco, as applicable) has elected to exercise the Call Option, and the number and price of the Shares with respect to which the Call Option is being exercised.

(b) If the Company (or Midco, as applicable) does not deliver a Call Notice in accordance with the terms of Section 5.1.2(a), the Investors shall have the right to exercise the Call Option by delivering a Call Notice to all members of the applicable Stockholder Call Group not later than the later of (i) the 90th day after the last day on which any Options held by such Manager are exercisable (a “Call Option Exercise Period”) and (ii) the 70th day after the termination of such Manager’s employment by the Company or any of its subsidiaries, in either case, by following the procedure, and complying with the terms and conditions, set forth in the remainder of this Section 5 as if they were the Company (or Midco, as applicable). The Investors will share the Call Option pro rata, in accordance with their respective holdings of Shares, or as they may otherwise agree.

5.2. Cash Payments. The Company (or Midco, as applicable) or the Investors shall provide consideration to the holders of Management Shares to be purchased pursuant to a Call Option equal to the purchase price set forth in Section 5.1 at the closing of any such purchase. Such consideration shall be (a) in cash or (b) solely to the extent any such cash payment would constitute, result in or give rise to any breach or violation of, or any default or right or cause of action under, any agreement for borrowed money (with an aggregate principal amount in excess of $25 million) to which the Company or any of its subsidiaries are, from time to time, a party, a promissory note.

5.3. Closing.

(a) The closing of any purchase of Management Shares pursuant to this Section 5.3 shall take place as soon as reasonably practicable and in no event later than 30 days after termination of the applicable Call Option Exercise Period at the principal office of the Company, or at such other time and location as the parties to such purchase may mutually determine.

(b) At the closing of any purchase of Management Shares following the exercise of any Call Option, the holders of Shares to be sold shall deliver to the Company a certificate or certificates representing the Shares to be purchased by the Company (or Midco, as applicable) or the purchasing Investors duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any lien or encumbrance, with any necessary stock (or equivalent) transfer tax stamps affixed, and the Company (or Midco, as applicable) or the purchasing Investors shall pay to such holder by certified or bank check or wire transfer of immediately available federal funds or such other consideration, as may be applicable, the purchase price of the Shares being purchased. The delivery of a certificate or certificates for Shares by any Person selling Shares pursuant to any Call Option shall be deemed a representation and warranty by such Person that: (i) such Person has full right, title and interest in and to such Shares; (ii) such Person has all necessary power and authority and has taken all necessary action to sell such Shares as contemplated; (iii) such Shares are free and clear of any and all liens or encumbrances and (iv) there is no Adverse Claim with respect to such Shares.

5.4. Acknowledgment. Each holder of Management Shares acknowledges and agrees that neither the Company, any Investor nor any Person directly or indirectly affiliated with the Company or any Investor (in each case whether as a partner, director, officer, manager, employee, agent or otherwise) shall have any duty or obligation to affirmatively disclose to him, and he shall not have any right to be advised of, any material information regarding the Company or otherwise at any time prior to, upon, or in connection with any termination of his employment by the Company and its subsidiaries upon the exercise of any Call Option or any purchase of the Shares in accordance with the terms hereof.

5.5. Period. The foregoing provisions of this Section 5 shall expire upon the closing of the Initial Public Offering.

6. RIGHT OF PARTICIPATION. The Company shall not, and shall not permit any direct or indirect subsidiary of the Company (the Company and each such subsidiary, an “Issuer”) to, issue or sell any shares of any of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock, issue or grant any options or warrants for the purchase of, or enter into any agreements providing for the issuance (contingent or otherwise) of, any of its capital stock or any stock or securities convertible into or exchangeable for any shares of its capital stock, in each case, to any Person (each an “Issuance” of “Subject Securities”), except in compliance with the provisions of this Section. 6.

6.1. Right of Participation.

6.1.1 Offer. Not fewer than ten Business Days prior to the consummation of an Issuance, a notice (the “Participation Notice”) shall be delivered by the Issuer to each of the Management Stockholders (the “Participation Offerees”). The Participation Notice shall include:

(a) the principal terms and conditions of the proposed Issuance, including (i) the amount, kind and terms of the Subject Securities proposed to be included in the Issuance, (ii) the number of Equivalent Shares represented by such Subject Securities (if applicable), (iii) the percentage of the total Purchase Price Value of Shares outstanding as of immediately prior to giving effect to such Issuance which the Purchase Price Value of Management Shares held by such Participation Offeree constitutes (the “Participation Portion”), (iv) the maximum and minimum price (including if applicable, the maximum and minimum Price Per Equivalent Share) per unit of the Subject Securities, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof, (v) the proposed manner of disposition, (vi) the name and address of the Person to whom the Subject Securities will be issued (the “Prospective Subscriber”) and (vii) if known, the proposed Issuance date; and

(b) an offer by the Issuer to issue, at the option of each Participation Offeree, to such Participation Offeree such portion of the Subject Securities to be included in the Issuance as may be requested by such Participation Offeree (not to exceed the Participation Portion of the total amount of Subject Securities to be included in the Issuance), on the same terms and conditions, with respect to each unit of Subject Securities issued to the Participation Offerees, as each of the Prospective Subscribers shall be issued units of Subject Securities.

6.1.2 Exercise.

(a) General. Each Participation Offeree desiring to accept the offer contained in the Participation Notice shall accept such offer by delivering a written notice of such acceptance to the Issuer within eight Business Days after the date of delivery of the Participation Notice specifying the amount of Subject Securities (not in any event to exceed the Participation Portion of the total amount of Subject Securities to be included in the Issuance) which such Participation Offeree desires to be issued (each a “Participating Buyer”). Each Participation Offeree who does not accept such offer in compliance with the above requirements, including the applicable time periods, shall be deemed to have waived all of such holder’s rights to participate in such Issuance, and the Issuer shall thereafter be free to issue Subject Securities in such Issuance to the Prospective Subscriber and any Participating Buyers, at a price no less than the minimum price set forth in the Participation Notice and on other principal terms not substantially more favorable to the Prospective Subscriber than those set forth in the Participation Notice, without any further obligation to such non-accepting Participation Offerees pursuant to Section 6. If, prior to consummation, the terms of such proposed Issuance shall change with the result that the price shall be less than the minimum price set forth in the Participation Notice or the other principal terms shall be substantially more favorable to the Prospective Subscriber than those set forth in the Participation Notice, it shall be necessary for a separate Participation Notice to be delivered, and the terms and provisions of this Section 6.1 separately complied with, in order to consummate such Issuance pursuant to this Section 6.1; provided, however, that in such case of a separate Participation Notice, the applicable period to which reference is made in Section 6.1.1 and in the first sentence of Section 6.1.2(a) shall be three Business Days and two Business Days, respectively.

(b) Irrevocable Acceptance. The acceptance of each Participating Buyer shall be irrevocable except as hereinafter provided, and each such Participating Buyer shall be bound and obligated to acquire in the Issuance on the same terms and conditions, with respect to each unit of Subject Securities issued, as the Prospective Subscriber, such amount of Subject Securities as such Participating Buyer shall have specified in such Participating Buyer’s written commitment.

(c) Time Limitation. If at the end of the 180th day after the date-of the effectiveness of the Participation Notice the Issuer has not completed the Issuance, each Participating Buyer shall be released from such holder’s obligations under the written commitment, the Participation Notice shall be null and void, and it shall be necessary for a separate Participation Notice to be delivered, and the terms and provisions of this Section 6.1 separately complied with, in order to consummate such Issuance pursuant to this Section 6.1; provided, however, that in such case of a separate Participation Notice on substantially the same terms and conditions, the applicable period to which reference is made in Section 5.1.1 and in the first sentence of Section 5.1.2(a) shall be three Business Days and two Business Days, respectively.

6.1.3 Other Securities. The Issuer may condition the participation of the Participation Offerees in an Issuance upon the purchase by such Participation Offerees of any securities (including debt securities) other than Subject Securities (“Other Securities”) in the event that the participation of the Prospective Subscriber in such Issuance is so conditioned. In such case, each Participating Buyer shall acquire in the Issuance, together with the Subject Securities to be acquired by it, Other Securities in the same proportion to the Subject Securities to be acquired by it as the proportion of Other Securities to Subject Securities being acquired by the Prospective Subscriber in the Issuance, on the same terms and conditions, as to each unit of Subject Securities and Other Securities issued to the Participating Buyers, as the Prospective Subscriber shall be issued units of Subject Securities and Other Securities.

6.1.4 Certain Legal Requirements. In the event that the participation in the Issuance by a Participation Offeree as a Participating Buyer would require under applicable law (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities where such registration or qualification is not otherwise required for the Issuance or (ii) the provision to any participant in the Sale of any specified information regarding the Company or any of its subsidiaries or the securities that is not otherwise required to be provided for the Issuance, such Participation Offeree shall not have the right to participate in the Issuance. Without limiting the generality of the foregoing, it is understood and agreed that neither the Company nor the Issuer shall be under any obligation to effect a registration of such securities under the Securities Act or similar state statutes.

6.1.5 Further Assurances. Each Participating Buyer shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order to expeditiously consummate each Issuance pursuant to this Section 6.1 and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Issuer and the Prospective Subscriber. Without limiting the generality of the foregoing, each such Participating Buyer agrees to execute and deliver such subscription and other agreements specified by the Issuer to which the Prospective Subscriber will be party.

6.1.6 Expenses. All costs and expenses incurred by the Issuer in connection with any proposed Issuance of Subject Securities (whether or not consummated), including all attorney’s fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be paid by the Company or the Issuer. Any costs and expenses incurred by any Management Stockholder in connection with such proposed Issuance of Subject Securities (whether or not consummated) shall be borne by such holder.

6.1.7 Closing. The closing of an Issuance pursuant to Section 6.1 shall take place (i) on the proposed date of Issuance, if any, set forth in the Participation Notice (provided that consummation of any Transfer may be extended beyond such date to the extent necessary to obtain any applicable governmental approval or other required approval or to satisfy other conditions), (ii) if no proposed Transfer date was required to be specified in the Participation Notice, at such time as the Issuer shall specify by notice to each Participating Buyer, provided that such closing with respect to a Participating Buyer shall not (without the consent of such Participating Buyer) be prior to the date that is ten Business Days after the Company issues the applicable Participation Notice and (iii) at such place as the Issuer shall specify by notice to each Participating Buyer. At the closing of any Issuance under this Section 6.1.7, each Participating Buyer shall be delivered the notes, certificates or other instruments evidencing the Subject Securities (and, if applicable, Other Securities) to be issued to such Participating Buyer, registered in the name of such Participating Buyer or such holder’s designated nominee, free and clear of any liens or encumbrances, with any transfer tax stamps affixed, against delivery by such Participating Buyer of the applicable consideration.

6.2. Post-Issuance Notice. Notwithstanding the requirements of Section 6.1, the Issuer may proceed with any Issuance prior to having complied with the provisions of Section 6.1; provided that the Issuer shall:

(a) provide to each Management Stockholder who would have been a Participation Offeree in connection with such Issuance (i) with prompt notice of such Issuance and (ii) the Participation Notice described in Section 6.1.1 in which the actual price per unit of Subject Securities (and, if applicable, actual Price Per Equivalent Share) shall be set forth;

(b) offer to issue to such Management Stockholder such number of securities of the type issued in the Issuance as may be requested by such Management Stockholder (not to exceed the Participation Portion that such Management Stockholder would have been entitled to pursuant to Section 6.1 multiplied by the sum of (a) the number of Subject Securities included in the Issuance and (b) the aggregate number of shares issued pursuant to this Section 6.2 with respect to such Issuance) on the same economic terms and conditions with respect to such securities as the subscribers in the Issuance received; and

(c) keep such offer open for a period of ten Business Days, during which period, each such Management Stockholder may accept such offer by sending a written acceptance to the Issuer committing to purchase an amount of such securities

(not in any event to exceed the Participation Portion that such holder would have been entitled to pursuant to Section 6.1 multiplied by the sum of (a) the number of Subject Securities included in such Issuance and (b) the aggregate number of shares issued pursuant to this Section 6.2 with respect to such Issuance).

6.3. Excluded Transactions. The provisions of this Section 6 shall not apply to Issuances by the Company or any subsidiary of the Company as follows:

(a) Any Issuance of Stock upon the exercise or conversion of any Stock, Options, Warrants or Convertible Securities outstanding on the date hereof or Issued after the date hereof in compliance with the provisions of this Section 6;

(b) Any Issuance of shares of Stock, Options, Warrants or Convertible Securities, in each case to the extent approved by the Requisite Stockholder Majority, to officers, employees, directors or consultants of the Company or its subsidiaries in connection with such Person’s employment or consulting arrangements with the Company or its subsidiaries;

(c) Any Issuance of shares of Stock, Options, Warrants or Convertible Securities, in each case to the extent approved by the Requisite Stockholder Majority, (i) in any business combination or acquisition transaction involving the Company or any of its subsidiaries or (ii) in connection with any joint venture or strategic partnership;

(d) Any Issuance of Stock pursuant to an Initial Public Offering;

(e) Any Issuance of shares of Stock in connection with any stock split, stock dividend or recapitalization approved by the Requisite Stockholder Majority;

(f) Any Issuance of shares of Stock in exchange for debt securities;

(g) Any issuance by a subsidiary to the Company or a wholly-owned subsidiary of the Company; or

(h) Any Issuance, which together with all other Issuances during the preceding 12 month period with respect to which this Section 6 has not applied pursuant to this Section 6.3(h), that have an aggregate Fair Market Value of less than $50 million; provided, however that the exclusion in this clause (h) shall not apply to any Issuances to any Investor or any Affiliated Fund of any Investor.

6.4. Certain Provisions Applicable to Options, Warrants and Convertible Securities. In the event that the Issuance of Subject Securities shall result in any increase in the number of shares of Stock assumable upon exercise, conversion or exchange of any Options, Warrants or Convertible Securities, the number of shares (or Equivalent Shares, if applicable) of Subject Securities (and Other Securities, if applicable) which the holders of such Options, Warrants or Convertible Securities, as the case may be, shall be entitled to purchase pursuant to Section 6.1, if any, shall be reduced, share for share, by the amount of any such increase.

6.5. Acquired Shares. Any Subject Securities constituting Stock acquired by any Stockholder pursuant to this Section 6 shall be deemed for all purposes hereof to be, Shares hereunder.

6.6. Period. Each of the foregoing provisions of this Section 6 shall expire on the earlier of (a) a Change of Control or (b) the closing of the Initial Public Offering.

7. AMENDMENT OF CHARTER DOCUMENTS

7.1. Generally. The Investors hereby agree and covenant that they will not, without the consent of a majority of the outstanding shares of Class A-4 Common Stock held by Management Stockholders, propose or adopt (whether by vote or written consent) any amendment, alteration, modification, waiver or repeal of any provision of the certificate of incorporation or bylaws of the Company that would modify, change or alter the rights of holders of Class A-1, A-2 or A-3 Common Stock or the terms of shares of Class A-1, A-2 or A-3 Common Stock in any manner that provides any economic or financial benefit from the Company to the holders of Class A-1, A-2 or A-3 Common Stock if such benefit is not also provided to the holders of Class A-4 Common Stock or to the terms of shares of Class A-4 Common Stock, as the case may be.

8. REMEDIES.

8.1. Generally. The parties shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances (without necessity of posting any bond or other security or proving special damages).

8.2. Deposit. Without limiting the generality of Section 8.1, if any Manager or member of a Stockholder Call Group fails to deliver in accordance with the terms and provisions of Section 4 or 5 to the purchaser thereof the certificate or certificates evidencing Shares to be Sold pursuant to Section 4 or 5, such purchaser may, at its option, in addition to all other remedies it may have, deposit the purchase price for such Shares with any national bank or trust company having combined capital, surplus and undivided profits in excess of One Hundred Million Dollars ($100,000,000) (the “Escrow Agent”), and the Company or Midco, as the case may be, shall cancel on its books the certificate or certificates representing such Shares and thereupon all of such holder’s rights in and to such Shares shall terminate. Thereafter, upon delivery to such purchaser by such holder of the certificate or certificates evidencing such Shares (duly endorsed, or with stock powers duly endorsed, for transfer, with signature guaranteed, free and clear of any liens or encumbrances, and with any transfer tax stamps affixed), such purchaser shall instruct the Escrow Agent to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to such purchaser) to such holder.

9. LEGENDS.

9.1. Restrictive Legend. Each certificate representing Shares shall have the following legend endorsed conspicuously thereupon:

“THE VOTING OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, AND THE SALE, ENCUMBRANCE OR OTHER DISPOSITION THEREOF, ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS AGREEMENT TO WHICH THE ISSUER AND CERTAIN OF ITS STOCKHOLDERS ARE PARTY, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER OR OBTAINED FROM THE ISSUER WITHOUT CHARGE.”

Any Person who acquires Shares which are not subject to all or part of the terms of this Agreement shall have the right to have such legend (or the applicable portion thereof) removed from certificates representing such Shares.

9.2. 1933 Act Legends. Each certificate representing Shares shall have the following legend endorsed conspicuously thereupon:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER, THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED.”

9.3. Stop Transfer Instruction. The Company or Midco will instruct any transfer agent not to register the Transfer of any Shares until the conditions specified in the foregoing legends and this Agreement are satisfied.

9.4. Termination of 1933 Act Legend. The requirement imposed by Section 9.2 hereof shall cease and terminate as to any particular Shares (a) when, in the opinion of counsel reasonably acceptable to the Company, such legend is no longer required in order to assure compliance by the Company and Midco with the Securities Act or (b) when such Shares have been effectively registered under the Securities Act or transferred pursuant to Rule 144. Wherever (x) such requirement shall cease and terminate as to any Shares or (y) such Shares shall be transferable under paragraph (k) of Rule 144, the holder thereof shall be entitled to receive from the Company or Midco, as the case may be, without expense, new certificates not bearing the legend set forth in Section 9.2 hereof.

10. AMENDMENT, TERMINATION, ETC.

10.1. Oral Modifications. This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective.

10.2. Written Modifications. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived (each, an “Amendment”), only by an agreement in writing signed by the Company, Midco and the Requisite Stockholder Majority; provided, however, that the consent of a majority in interest of the Management Stockholders shall be required for any Amendment that discriminates against or adversely affects the Management Stockholders as such under this Agreement; and the consent of any party shall be required for any Amendment that discriminates against such party.

10.3. Each such Amendment shall be binding upon each party hereto and each Management Stockholder subject hereto. In addition, each party hereto and each Management Stockholder subject hereto may waive any right hereunder by an instrument in writing signed by such party or holder. To the extent the Amendment of any Section of this Agreement would require a specific consent pursuant to this Section 10.2, any Amendment to the definitions used in such Section shall also require the specified consent.

10.4. Effect of Termination. No termination under this Agreement shall relieve any Person of liability for breach prior to termination.

11. DEFINITIONS. For purposes of this Agreement:

11.1. Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Section 11:

(i) The words “hereof’, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(ii) The word “including” shall mean including, without limitation;

(iii) Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and

(iv) The masculine, feminine and neuter genders shall each include the other.

11.2. Definitions. The following terms shall have the following meanings:

“2004 Management Stock Option Plan” shall mean the Company’s and Midco’s 2004 Amended and Restated Management Stock Option Plan, as it may be amended or otherwise modified.

“Acquisition” shall have the meaning set forth in the Recitals.

“Acquisition Agreement” shall have the meaning set forth in the Recitals.

“Adverse Claim” shall have the meaning set forth in Section 8-102 of the applicable Uniform Commercial Code.

“Affiliate” shall mean, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided, however, that neither the Company nor any of its subsidiaries shall be deemed an Affiliate of any of the Stockholders (and vice versa) and (b) if such specified Person is a natural Person, any Family Member of such natural Person.

“Affiliated Fund” shall mean, with respect to any specified Person, an investment fund that is an Affiliate of such Person (including entities investing solely on behalf of the Investor or such fund) or an entity that is directly or indirectly wholly-owned by such Investor or one or more of such funds (other than a portfolio company of any such fund).

“Agreement” shall have the meaning set forth in the Preamble.

“Amendment” shall have the meaning set forth in Section 10.2.

“Bain Investors” shall mean, as of any date, Bain Capital Holdings (Loews) I, L.P., Bain Capital AIV (Loews) II, L.P., and their respective Permitted Transferees, in each case only if such Person then holds any Shares.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Carlyle Investors” shall mean, as of any date, TC Group III, L.P., Carlyle Partners III Loews, L.P., and CP III Coinvestment, L.P. and their respective Permitted Transferees, in each case only if such Person then holds Shares.

“Cause” shall have the meaning set forth in such Manager’s employment agreement, if any, or (i) such Manager’s willful failure to substantially perform his material duties (other than any such failure resulting from such Manager’s death or disability) which is not remedied within 30 days after receipt of written notice specifying such failure, (ii) such Manager’s willful failure to carry out, or comply with, in any material respect, any lawful and reasonable directive of the Board, the Chief Executive Officer or his designee that is consistent with such Manager’s position, which is not remedied within 30 days after receipt of written notice specifying such failure, (iii) such Manager’s commission at any time of any act or omission that (a) constitutes or (b) results in a conviction, plea of no contest or imposition of unadjudicated probation for, any felony or any other crime involving moral turpitude or (iv) such Manager’s commission at any time of any act of fraud, embezzlement, material misappropriation, material breach of fiduciary duty against the Company (or any successor thereof).

“CEO Director” shall have the meaning set forth in Section 2.1.

“Change of Control” shall mean the occurrence of (a) any consolidation or merger of the Company with or into any other corporation or other Person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or transaction and their Affiliated Funds, own capital stock either (i) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (ii) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of directors of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction, (b) any transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any Person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the Commission under the Exchange Act), other than the Investors and their respective Affiliated Funds, excluding, in any case referred to in clause (a) or (b) any Initial Public Offering or any bona fide primary or secondary public offering following the occurrence of an Initial Public Offering; or (c) a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis (including securities of the Company’s directly or indirectly owned subsidiaries).

“Class A Stock” shall mean the Class A Common Stock, par value $.001 per share, of the Company, which is comprised of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock and Class A-4 Common Stock.

“Class L Stock” shall mean the Class L Common Stock, par value $.001 per share, of the Company.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall mean the common stock of the Company, including the Class A Stock and the Class L Stock.

“Company” shall have the meaning set forth in the Preamble.

“Company Shares” shall mean Shares in respect of capital stock of the Company.

“Convertible Securities” shall mean any evidence of indebtedness, shares of stock (other than Stock) or other securities (other than Options and Warrants) which are directly or indirectly convertible into or exchangeable or exercisable for shares of Stock.

“Drag Along Notice” shall have the meaning set forth in Section 4.2.1.

“Drag Along Sale Percentage” shall have the meaning set forth in Section 4.2.

“Drag Along Sellers” shall have the meaning set forth in Section 4.2.1.

“Equivalent Shares” shall mean, at any date of determination, (a) as to any outstanding shares of Stock, such number of shares of Stock and (b) as to any outstanding Options, Warrants or Convertible Securities which constitute Shares, the maximum number of shares of Stock for which or into which such Options, Warrants or Convertible Securities may at the time be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined).

“Escrow Agent” shall have the meaning set forth in Section 8.2.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as in effect from time to time.

“Excepted Transfer” shall mean any Transfer, or series of related Transfers, of less than ten percent, in the aggregate, of the outstanding Common Stock or less than ten percent of the outstanding Preferred Stock, as applicable.

“Fair Market Value” shall mean, as of any date, as to any Share, the Board’s reasonable, good faith determination of the fair value of such Share as of the applicable reference date, taking into account and giving due consideration to such factors as the Board determines are appropriate, including without limitation: (i) amounts paid for Shares in any contemporaneous arms-length transactions, (ii) valuations of companies comparable to the Company and its subsidiaries and (iii) the financial performance and expected financial performance of the Company and it subsidiaries.

“Family Member” shall mean, with respect to any natural Person, (i) any lineal descendant or ancestor or sibling (by birth or adoption) of such natural Person, (ii) any spouse or former spouse of any of the foregoing, (iii) any legal representative or estate of any of the foregoing, (iv) any trust maintained for the benefit of the foregoing and (v) any corporation, private charitable foundation or other organization controlled by the foregoing.

“Holdco” shall have the meaning set forth in the Preamble.

“Holdings” shall have the meaning set forth in the Preamble.

“Initial Public Offering” shall mean the initial Public Offering registered on Form S-1 (or any successor form under the Securities Act).

“Initiating Investor” shall have the meaning set forth in the Registration Rights Agreement.

“Investor” shall have the meaning set forth in the Preamble.

“Investor Group” shall mean any one of (a) the Bain Investors, collectively, (b) the Carlyle Investors, collectively, and (c) the Spectrum Investors, collectively. Where this Agreement provides for the vote, consent or approval of any Investor Group, such vote, consent or approval shall be determined by the Majority Bain Investors, the Majority Carlyle Investors or the Majority Spectrum Investors, as the case may be, except as otherwise specifically set forth herein; provided, however, that any such Investor Group shall cease to be a Investor Group at such time after the July 30, 2004, and at all times thereafter, as such Investor Group ceases to hold Shares representing a Total Combined Investment (as defined in the Company’s certificate of incorporation) of at least the Minimum Total Combined Investment (as defined in the Company’s certificate of incorporation); provided that no adjustment pursuant to the Company’s certificate of incorporation to the “Minimum Total Combined Investment” or the “Minimum Director Share Amount” shall cause any former Investor Group to again become an Investor Group.

“Issuance” shall have the meaning set forth in Section 6.

“Issuer” shall have the meaning set forth in Section 6.

“Investor Stockholders Agreement” shall mean the Stockholders Agreement, dated July 30, 2004 among the Investors and certain stockholders of LCE Holdings, Inc. and LCE Intermediate Holdings, Inc.

“Investor Tag-Along Sellers” shall mean any and all Stockholders who exercise their rights as “tag-along sellers” pursuant to the Investor Stockholders Agreement.

“Loews” shall have the meaning set forth in the Recitals.

“Majority Bain Investors” shall mean, as of any date, the holders of a Majority in Interest of the Shares held by the Bain Investors.

“Majority Carlyle Investors” shall mean, as of any date, the holders of a Majority in Interest of the Shares held by the Carlyle Investors.

“Majority in Interest” shall mean, (a) with respect to a set of Shares of a single class, a majority of such Shares and (b) with respect to a set of Shares of more than one class, a majority in aggregate Purchase Price Value of such Shares.

“Majority Spectrum Investors” shall mean, as of any date, the holders of a Majority in Interest of the Shares held by the Spectrum Investors.

“Management Shares” shall mean all Purchased Shares and Vested Incentive Shares held by a Manager.

“Management Stockholders” shall have the meaning set forth in the Preamble.

“Management Stockholders Agreement” shall have the meaning set forth in the Recitals.

“Managers” shall have the meaning set forth in the Preamble.

“Midco” shall have the meaning set forth in the Preamble.

“Option Shares” shall have the meaning set forth in Section 5.1(b).

“Options” shall mean any options to subscribe for, purchase or otherwise directly acquire Stock, other than any such option held by the Company or Midco or any right to purchase shares pursuant to this Agreement.

“Other Securities” shall have the meaning set forth in Section 6.1.3.

“Participation Buyer” shall have the meaning set forth in Section 6.1.2.

“Participation Notice” shall have the meaning set forth in Section 6.1.1.

“Participation Offerees” shall have the meaning set forth in Section 6.1.1.

“Participation Portion” shall have the meaning set forth in Section 6.1.1(a).

“Participation Subscriber” shall have the meaning set forth in Section 6.1.1(a).

“Permitted Transferee” shall mean, in respect of any Manager, immediate family members, estate planning vehicles or by will or by the laws of descent.

“Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Preferred Stock” shall mean the 10% Cumulative Preferred Stock, par value $.001 per share, of Midco.

“Price Per Equivalent Share” shall mean the Board’s reasonable, good faith determination of the price per Equivalent Share of any Convertible Securities or Options which are the subject of an Issuance pursuant to Section 6 hereof, taking into account and giving due consideration to such factors as the Board determines are appropriate, including without limitation: (i) amounts paid for Shares in any contemporaneous arms-length transactions, (ii) valuations of companies comparable to the Company and its subsidiaries, and (iii) the financial performance and expected financial performance of the Company and it subsidiaries.

“Principal Investor Majority” shall mean, with respect to a transaction between the Company or one of its subsidiaries on the one hand and an Investor or one of its Affiliates on the other (a “Related Affiliate”), (i) a majority of Investor Groups that are not and whose Affiliates are not a Related Affiliate, or (ii) if there is no unaffiliated Investor Group, a majority vote of all Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock (voting as a single class) held by all Investors.

“Pro Rata Portion” shall mean a number of Shares equal to the aggregate number of Shares that the Prospective Buyer is willing to purchase in the proposed Sale, multiplied by a fraction, the numerator of which is the aggregate number of Shares of the applicable class held by such Tag Along Seller and the denominator of which is equal to the sum of (i) the aggregate number of Shares of the applicable class held by all Tag Along Sellers and (ii) the aggregate number of Shares of the applicable class held by all Investor Tag-Along Sellers.

“Prospective Buyer” shall mean any Person, including the Company or any of its subsidiaries, proposing to purchase or otherwise acquire shares from a Prospective Selling Stockholder.

“Prospective Selling Stockholder” shall mean:

(i) for purposes of Section 4.1, any Stockholder that proposes to Transfer any Shares to any Prospective Buyer; and

(ii) for purposes of Section 4.2, any Stockholder forming part of the acting Requisite Stockholder Majority that has elected to exercise the drag along right provided by such Section; and

“Public Offering” shall mean a public offering and sale of Common Stock for cash pursuant to an effective registration statement under the Securities Act.

“Purchase Price Value” shall mean: (a) $1.00, in the case of a share of Class A Stock, (b) $81.00, in the case of a share of Class L Stock and (c) $100.00, in the case of a share of Preferred Stock, in each case appropriately adjusted for any stock split, stock dividend, combination, recapitalization or the like involving such class.

“Purchased Shares” shall mean all outstanding shares of Stock held by a Manager that are not Vested Incentive Shares.

“Related Affiliate” shall have the meaning set forth in the definition of Principal Investor Majority.

“Related Holder” shall have the meaning set forth in Section 3.3.

“Requisite Stockholder Majority” shall mean at any time the approval of (a) each of at least two Investor Groups if there is more than one Investor Group, (b) a single Investor Group if there is only one Investor Group and (c) otherwise, Investors holding a majority of the outstanding Class A Stock constituting Shares then held by Investors party to this Agreement.

“Rule 144” shall mean Rule 144 under the Securities Act (or any successor Rule).

“Sale” shall mean a Transfer for value and the terms “Sell” and “Sold” shall have correlative meanings.

“Securities Act” shall mean the Securities Act of 1933, as in effect from time to time.

“Shares” shall mean (a) all shares of Stock held by a Stockholder, whenever issued, including all shares of Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities and (b) all Options, Warrants and Convertible Securities held by a Stockholder (treating such Options, Warrants and Convertible Securities as a number of Shares equal to the number of Equivalent Shares represented by such Options, Warrants and Convertible Securities for all purposes of this Agreement except as otherwise specifically set forth herein).

“Specified Holder” shall have the meaning set forth in Section 3.3.

“Spectrum Investors” shall mean, as of any date, Spectrum Equity Investors IV, L.P. Spectrum Equity Investors Parallel IV, L.P. and Spectrum IV Investment Managers’ Fund, L.P. and their respective Permitted Transferees, in each case only if such Person then holds any Shares.

“Stock” shall mean the Common Stock and the Preferred Stock.

“Stockholders” shall mean the Managers, the Investors and any other party to the Investor Stockholders Agreement.

“Strategic Investor” shall mean, with respect to any proposed Transfer, any (a) Person that is determined by the Requisite Stockholder Majority to be a competitor of the Company or any of its subsidiaries in any material respect or a potential strategic investor in the Company or any of its subsidiaries and (b) any Affiliate of any such Person specified in clause (a). For purposes hereof, without limiting the foregoing, any Person with, or whose Affiliate has, substantial operations in the film exhibition industry shall be presumed to be a Strategic Investor unless the Requisite Stockholder Majority otherwise determine.

“Subject Securities” shall have the meaning set forth in Section 6.

“Tag Along Deadline” shall have the meaning set forth in Section 4.1.2.

“Tag Along Holder” shall have the meaning set forth in Section 4.1.

“Tag Along Notice” shall have the meaning set forth in Section 4.1.

“Tag Along Offer” shall have the meaning set forth in Section 4.1.2.

“Tag Along Sale Percentage” shall have the meaning set forth in Section 4.1(a).

“Tag Along Sellers” shall have the meaning set forth in Section 4.1.2

“Transfer” shall mean any sale, pledge, assignment, encumbrance or other transfer or disposition of any Shares to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.

“Vested Incentive Shares” shall mean, with respect to a Manager at any time, (i) vested and exercisable Options (treating such Options as a number of Shares equal to the maximum number of shares of Stock for which such Options may at the time be exercised), (ii) Option Shares and (iii) such other Shares issued to such Manager and designated as Incentive Shares by the Requisite Stockholder Majority, in each case held by such Manager.

“Warrants” shall mean any warrants to subscribe for, purchase or otherwise directly acquire Stock.

12. MISCELLANEOUS.

12.1. Authority: Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association. The Company and Midco shall be jointly and severally liable for all obligations of each such party pursuant to this Agreement.

12.2. Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to the Company, Midco, Holdco and Loews, to it:

c/o Loews Cineplex Entertainment Corporation

711 Fifth Avenue

New York, NY 10022

Facsimile: (646) 521-6267

Attention: Corporate General Counsel

with copies to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Facsimile: (617) 951-7050

Attention: R. Newcomb Stillwell

If to a Bain Investor, to it:

c/o Bain Capital, LLC

111 Huntington Avenue

Boston, Massachusetts 02199

Facsimile: (617) 516-2010

Attention: John Connaughton

         Phil Loughlin

with copies to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Facsimile: (617) 951-7050

Attention: R. Newcomb Stillwell

If to a Carlyle Investor, to it:

c/o The Carlyle Group

520 Madison Avenue, 42nd Floor

New York, New York 10022

Facsimile: (212) 381-4901

Attention: Michael Connelly

         Eliot P. S. Merrill

with copies to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Facsimile: (212) 751-4864

Attention: R. Ronald Hopkinson

If to a Spectrum Investor, to it:

c/o Spectrum Equity Investors

333 Middlefield Road Suite 200

Menlo Park, CA 94025

Facsimile: (415) 464-4601

Attention: Brion Applegate

         Benjamin Coughlin

with copies to:

Latham & Watkins LLP

505 Montgomery Street, Suite 1900

San Francisco, California 94111

Facsimile: (415) 395-8095

Attention: Scott R. Haber

         Tad J. Freese

If to a Management Stockholder, to him or her at the address listed on his or her signature page hereto.

with copies to:

Dewey Ballantine LLP

1301 Avenue of the Americas

New York, NY 10019

Facsimile: (212) 259-6333

Attention: Paul J. Wessel

         Bryan Luchs

Notice to the holder of record of any shares of capital stock shall be deemed to be notice to the holder of such shares for all purposes hereof.

12.3. Binding Effect, Etc. Except for the 2004 Management Stock Option Plan and each Management Stockholder’s Option Agreement, this Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, no holder party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void. Each Investor shall require that any of its Permitted Transferees (as defined in the Investor Stockholders Agreement) expressly assume and agree in writing to be bound by this Agreement and to perform such Investor’s obligations under this Agreement in the same manner and to the same extent that such Investor would have been required to perform such obligations had no succession or assignment taken place.

12.4. Descriptive Heading. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

12.5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

12.6. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

12.7. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Management Stockholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Investor or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Investor or any current or future member of any Investor or any current or future director, officer, employee, partner or member of any Investor or of any Affiliate or assignee thereof, as such, for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

12.8. Obligations of Company, Midco, Holdco and Acquisition. Each of the Company, Midco, Holdco and Loews shall be jointly and severally liable for any payment obligation of any of the Company, Midco, Holdco and Loews pursuant to this Agreement.

13. GOVERNING LAW.

13.1. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

13.2. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York, County of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.2 hereof is reasonably calculated to give actual notice.

13.3. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 13.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

13.4. Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

[Signature pages follow]

Management Stockholders Agreement

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

LCE CORPORATIONS:	LCE HOLDINGS, INC. LCE INTERMEDIATE HOLDINGS, INC. LCE HOLDCO LLC LOEWS CINEPLEX ENTERTAINMENT CORPORATION

By:
Name:
Title:

Stockholders Agreement

Management Stockholders Agreement

THE INVESTORS:	BAIN CAPITAL HOLDINGS (LOEWS) I, L.P.
	By:	Bain Capital Partners VII, L.P., its general partner
	By:	Bain Capital Investors, LLC, its general partner

BAIN CAPITAL AIV (LOEWS) II, L.P.
	By:	Bain Capital Partners VIII, L.P., its general partner
	By:	Bain Capital Investors, LLC, its general partner

By:
John Connaughton
Managing Director

Stockholders Agreement

Management Stockholders Agreement

TC GROUP INVESTMENT HOLDINGS, L.L.C.
By:	TCG Holdings, L.L.C.

Name:
Title:

CARLYLE PARTNERS III LOEWS, L.P.
By:	TC Group III, L.P., its general partner
By:	TC Group III, L.L.C., its general partner
By:	TC Group, L.L.C., its managing member
By:	TCG Holdings, L.L.C., its managing member

Name:
Title:

CP III COINVESTMENT, L.P.
By:	TC Group III, L.P., it general partner
By:	TC Group III, L.L.C., its general partner
By:	TC Group, L.L.C., its managing member
By:	TCG Holdings, L.L.C., its managing member

Name:
Title:

Stockholders Agreement

Management Stockholders Agreement

SPECTRUM EQUITY INVESTORS IV, L.P.
By:	Spectrum Equity Associates IV, L.P., its general partner

Name:	Brion B. Applegate
Title:	General Partner

SPECTRUM EQUITY INVESTORS PARALLEL IV, L.P.
By:	Spectrum Equity Associates IV, L.P., its general partner

Name:	Brion B. Applegate
Title:	General Partner

SPECTRUM IV INVESTMENT MANAGERS’ FUNS, L.P.

Name:	Brion B. Applegate
Title:	General Partner

Stockholders Agreement

THE MANAGEMENT STOCKHOLDERS:

Name:
Address:

Stockholders Agreement